                                                                     EXHIBIT 5.1

            OPINION AND CONSENT OF PIPER MARBURY RUDNICK & WOLFE LLP

                                                                January 30, 2002

Anworth Mortgage Asset Corporation
1299 Ocean Avenue, Suite 200
Santa Monica, California 90401

   Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have served as special Maryland counsel to Anworth Mortgage Asset Corporation, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on a Registration Statement of the Company on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on or about January 30, 2002, of 500,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) The Registration Statement.

          (b) The Charter of the Company, certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland.

          (c) The By-Laws of the Company, as amended and restated and in effect on the date hereof.

          (d) The proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization and issuance of the Shares.

          (e) A Certificate of the Secretary of the Company (the "Certificate"), dated the date hereof, as to certain factual matters.

          (f) Such other statutes, certificates, instruments, and documents as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and no other opinion should be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. Allen Matkins Leck Gamble & Mallory LLP is authorized to rely on this opinion as if it were addressed to them solely for the purpose of rendering their opinion to be filed as Exhibit 8.1 to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

                                        Very truly yours,

                                        /s/ Piper Marbury Rudnick & Wolfe LLP